EXHBIIT 99.1

Date:

September 16, 2014

Spectra Energy and Northeast Utilities Announce

New England Energy Reliability Solution

Partnership Creates Scalable Platform to Address Region’s Natural Gas Needs by

Upgrading and Expanding Existing System

HOUSTON, BOSTON and HARTFORD, Conn – Spectra Energy Corp (NYSE: SE), Spectra Energy Partners (NYSE:SEP) and Northeast Utilities (NYSE: NU) today announced details of the Access Northeast project, designed to reliably meet growing demand for natural gas in New England while providing environmental and economic benefits to the region. This project will help deliver increased, guaranteed daily supplies of natural gas to consumers, as well as enhanced service on peak days for strategic natural gas-fueled electric generation plants, to address New England’s reliability concerns and reduce costs paid by the region’s electric and gas consumers.

The gas pipeline expansion project will enhance the Algonquin and Maritimes pipeline systems, using existing routes to minimize effects on communities, landowners and the environment. The project will be scalable to meet growing needs by expanding access to clean, abundant and affordable natural gas, and will be capable of reliably delivering in excess of one billion cubic feet of natural gas per day to serve the region's most efficient power plants and meet increasing demand from heating customers.

“Spectra Energy is excited to offer this unique solution with Northeast Utilities, one that calls for collaboration and cooperation with key New England natural gas providers in order to customize a scalable project around existing assets,” said Greg Ebel, Spectra Energy’s chairman, chief executive officer and president. “We’ve had a very positive response from natural gas asset holders as the region comes together for a solution. This is another step in our commitment to improving power system reliability, reducing electric costs to make the region more economically competitive, and protecting New England’s quality of life by minimizing environmental and community impacts.”

Access Northeast, originally outlined by Spectra Energy in a June 27, 2014, letter to the New England States Committee on Electricity (NESCOE), is estimated to cost roughly $3 billion and has an anticipated in-service date of November 2018. Spectra Energy and NU will be equal partners in the project, with the option of additional investors joining in the future. The two companies will work with electric and gas industry representatives, including ISO-NE and NESCOE, to establish the levels of firm natural gas supply required to ensure both generation reliability and LDC demand growth.

Tom May, NU chairman, president and chief executive officer, said the project will address a critical energy supply challenge in New England. Over the past 15 years, natural gas-fired generation has grown from serving 15 percent of New England’s annual electric requirements to serving approximately half.  At the same time, tens of thousands of New England homes and businesses have converted to natural gas heating, while pipeline capacity into the region has not grown. In the bitterly cold first quarter of 2014, gas demand for heating customers rose significantly, leaving much less gas available for electric generation. Older coal and oil plants filled in the gap, forcing prices to skyrocket and at a cost to the environment. The addition of this project into the region will enable new, efficient gas generation, which emits up to 50 percent less carbon than older oil and coal plants, to operate much more frequently during cold winter weather.

“This new partnership with Spectra Energy will benefit our customers, drive costs down and help take a substantial step toward solving the looming energy crisis in New England,” said May. “Last winter, the New England electric market reached a critical point, as lack of access to natural gas capacity cost customers dearly. New England wholesale electricity costs were nearly double compared to the previous year, largely due to pipeline constraints. These challenges will remain the same for the next several years, and our customers will feel the effects, if we do not act. We recognize that a portfolio of investments will be needed to address this challenge and we intend to deliver a reliable solution to customers with this project.”

Historically, New England’s pipeline capacity has been built for average daily usage while relying on supplemental facilities for high demand times. Spectra Energy and Northeast Utilities will partner with interconnecting pipeline and regional storage facilities to enhance grid reliability at peak demand times and augment existing pipeline facilities within existing right of ways.

Spectra Energy and Northeast Utilities’ collaborative proposal includes:

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Scalable expansion of existing pipeline infrastructure, which is attached to approximately 60 percent of ISO-NE’s natural gas generation capacity

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Partnering with existing regional storage assets to provide firm services to electric power plants with guaranteed natural gas supplies on peak days and to enable rapid response to sudden changes in power output

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An environmentally-responsible approach that will minimize impact by using existing asset footprints

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Additional Algonquin and Maritimes delivery points for local distribution companies (LDCs) to access diverse, low-cost natural gas resources where necessary

This expansion will complement Spectra Energy’s previously announced Algonquin Incremental Market (AIM) and Atlantic Bridge projects. Spectra Energy’s AIM expansion project will begin to de-bottleneck the pipeline system by the winter of 2016-2017, helping to enhance reliability and reduce natural gas price volatility in New England. AIM is underpinned by long-term commitments from gas utility companies across southern New England. Atlantic Bridge’s proposed in-service date is November 2017, and it will be similarly supported by gas utilities. Access Northeast will provide needed additional firm supplies, delivered directly to the power generators, to address electric reliability. The project will also allow local natural gas distribution companies to request new access points and lateral pipelines for additional capacity.

Given the advanced nature of the project, expressions of interest from natural gas service providers for regional assets will be secured by October 31, 2014. Interested parties may contact Rich Paglia at 617-560-1310 to discuss any questions or to seek additional information.

Please see further details at Spectra Energy’s New England solution website: spectraenergy.com/NewEngland.

Spectra Energy and NU will hold a media conference call Tuesday, September 16, 2014 at 10:00 a.m. ET with Greg Ebel and Tom May. News media wishing to participate may call 800-531-3039 and use confirmation code 38112734.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America's leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 305 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Northeast Utilities (NYSE: NU) operates New England’s largest energy delivery company.  NU and its companies are committed to safety, reliability, environmental leadership and stewardship, as well as expanding energy options for its more than 3.6 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire.  Learn more about NU and its family of companies at www.nu.com.

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Media:

Marylee Hanley, Spectra Energy

(617) 560-1573

(713) 627-4747 (24-hour media line)

Caroline Pretyman, Northeast Utilities

(617) 424-2460

caroline.pretyman@nu.com

Investors & Analysts:

Roni Cappadonna, Spectra Energy

(713) 627-4778

Jeff Kotkin, Northeast Utilities

(860) 665-5154